Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 33-45092, 33-47604, 33-85512, 333-2894, 333-286, 333-51577, 333-82965, 333-39124, 333-61660, 333-108050, 333-115187, 121496, 333-126513, 333-134528, 333-145202, 333-151503 and 333-160120) and Form S-3 (No.’s 33-83602, 333-2898, 333-14143, 333-15295, 333-58831, 333-59639, 333-87033, 333-33340, 333-61144, 333-75066, 333-101278, 333-108008, 333-111086, 333-115509, 333-127949, 333-1127950, 333-132730, 333-136860, and 333-145200), of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedule of Amylin Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Amylin Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/Ernst & Young LLP

San Diego, California
February 25, 2011